Exhibit 99.1

NEWS RELEASE

Southcross Energy             1717 Main Street, Suite 5200, Dallas, Texas 75201, 214-979-3720

Southcross Energy Partners, L.P. Announces James W. Swent III Elected as Chairman,
President and Chief Executive Officer

DALLAS, Texas, September 18, 2018 - Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross” or the “Partnership”) announced today that James (“Jay”) W. Swent III has been elected Chairman, President and Chief Executive Officer by its Board of Directors. David W. Biegler, who has served as interim Chairman, President and Chief Executive Officer since March 2018, will remain a director.

Mr. Swent has over 35 years of experience in finance, operations and international business in a diverse range of industries, having served most recently as President and CEO of Paragon Offshore. As a financial executive, he has managed several large company acquisitions, divestitures, joint ventures and financial restructurings.

“Southcross is fortunate to have someone of Jay’s experience to address the Partnership’s current priority needs,” said Biegler, “Working with the senior leadership team, he will focus on the Company’s financial health and commercial opportunities.”

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include two gas processing plants, one fractionation plant and approximately 3,100 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

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Contact:
Southcross Energy Partners, L.P.
Mallory Biegler, 214-979-3720
Investor Relations
investorrelations@southcrossenergy.com